Exhibit 2.5

MUTUAL TERMINATION OF SHARE EXCHANGE AGREEMENT AND PLAN OF

REORGANIZATION

AND MUTUAL RELEASE

This TERMINATION OF SHARE EXHANGE AGREEMENT AND PLAN OF REORGANIZATION AND MUTUAL RELEASE is entered into as the 19th day of July, 2023 (the “Agreement”), by and among GOLOGIQ INC., a Nevada corporation (“GOLQ”), GAMMAREY, INC, a Delaware corporation (“Gamma”) and the shareholders of Gamma (the “Shareholders”).

WHEREAS, on December 31, 2022, GOLQ, Gamma and the Shareholders entered into a certain Share Exchange Agreement and Plan of Reorganization (the “Share Exchange Agreement”);

WHEREAS, the Shareholders were issued an aggregate of seventy-seven million five hundred thousand (77,500,000) shares of common stock (the “Shares”) of the Company on or about March 7, 2023, as set forth on Exhibit A hereto;

WHEREAS, the parties acknowledge that Gamma has been unable to obtain and deliver audited financial statements as contemplated by the parties, which financials statements are necessary for required public disclosures by GOLQ pursuant to the U.S. federal securities laws;

WHEREAS, the parties have mutually elected to abandon the proposed business combination and to terminate the Share Exchange Agreement and cancel the Shares;

                NOW, THEREFORE, in consideration of the mutual covenants exchanged herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereby agree as follows:

1.     Termination of Agreement.   The Parties mutually agree to terminate the Share Exchange Agreement as of the date hereof (the “Effective Date”) and, as a result of such termination, the Parties hereby acknowledge and agree that, except as expressly provided for under this Agreement, their respective rights and obligations under the Share Exchange Agreement are hereby terminated as of the Effective Date and that all Parties shall have no further liability to each other under the Share Exchange Agreement or with respect to the Share Exchange Agreement, except as expressly set forth in this Agreement.  The parties hereby further acknowledge and agree that no fees, expense reimbursement or other compensation is due and payable as of the date hereof pursuant to or under the terms of the Share Exchange Agreement.  Upon the Effective Date, all rights and obligations of the Parties under the Share Exchange Agreement shall terminate, except those described in the Articles VI and VII of the Share Exchange Agreement.

2.     Cancellation of Shares. The Shares are held in book entry.  Each of the undersigned Shareholders shall deliver to the Company duly executed medallion guaranteed stock powers covering the Shares and hereby irrevocably instruct the Company and the Company’s transfer agent to cancel the Shares such that the Shares will no longer be outstanding on the stock ledger of the Company and such that each of the undersigned Holders will no longer have any interest in the Shares whatsoever.  The Company shall immediately deliver to the Company’s transfer agent irrevocable instructions providing for the cancellation of the Shares.  Each of the undersigned Shareholders hereby represents and warrants to the Company that:

a.     The undersigned Shareholder owns the Shares, of record and beneficially, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind whatsoever.  The undersigned Holder has sole control of the Shares or sole discretionary authority over any account in which they are held.

b.     Except for shares remaining after cancellation of the Shares, the undersigned Shareholder does not own of record or beneficially any share of GOLQ’s common stock or preferred stock and has no subscription, warrant, option, convertible security or other right to purchase or otherwise acquire securities of the Company.

c.     The undersigned Shareholder has the full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid, binding obligation enforceable in accordance with its terms (except as such enforceability may be limited by laws affecting creditors’ rights generally).

3.     Financial Statement Covenant.  The Parties acknowledge that the U.S. Securities and Exchange Commission (the “SEC”) has initiated a review of public disclosures filed by GOLQ during period in which the Share Exchange Agreement was consummated and thereafter, including GOLQ’s Annual Report on Form 10-K for the 2022 fiscal year, and additional filings that are pending, including the Periodic Report on Form 8-K in which financial statements of Gamma would be required.  Gamma shall provide GOLQ with audited financial statements as required or requested by the SEC in connection with such review and with the previous disclosure of the consummation of the transactions contemplated by the Share Exchange Agreement.  In addition, if at any time during the twelve (12) months following the Effective Date, Gamma prepares/receives audited financial statements, a copy thereof shall be provided to GOLQ for further disclosure to the SEC as such may be required pursuant to the relevant disclosure obligations of the company, as determined by GOLG in good faith.  The Parties acknowledge  that it is impossible to measure in money the damages which will be incurred by GOLQ by reason of a failure of Gamma  to fulfill its obligations hereunder to perform the obligations under this Section 3, and each party agrees that the terms of this letter agreement shall be specifically enforceable.  Each of the Parties hereto agrees to execute such further instruments and to take such further action as may reasonably be requested by any other party hereto to carry out the intent of this Section 3.

4.     Release.   In settlement of all disputes, obligations, commitments, or otherwise between the parties arising out of events occurring on or before the date set forth above (the “Execution Date”), the undersigned and each of its heirs, legal representatives, assigns, officers, directors, stockholders and affiliates (collectively the “Releasors”) releases and discharges any and all claims or demands, of any type or description, whether known or unknown, that have been asserted or could have been asserted against the other parties hereto, and its subsidiaries, and each of their respective officers, directors, agents, stockholders, employees, and affiliates, as of the date below, and all of their respective past, present or future directors, officers, shareholders, agents, trustees, administrators, attorneys, employees and assigns (whether acting as agents for any of them or in their individual capacities) (collectively, the “Releasees”), from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the date hereof, including, without limitation, with respect to any and all claims under or pursuant to the Share Exchange Agreement.  Releasors further agree to indemnify Releasees to the fullest extent of the law with respect to the releases and discharges given hereunder.

Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date hereof.  This Agreement may not be changed orally.  The undersigned individually and on behalf of the Releasors represents and warrants that he has had the opportunity to consult with an attorney before signing this Agreement and that he has had the opportunity to consider the terms of this Agreement.  The undersigned further represents and warrants that he has read this Agreement in its entirety, fully understands all of its terms, and voluntarily assents to all terms and conditions contained herein.

5.     Representations and Warranties.  Each party hereby represents and warrants that it or he has been represented by independent counsel, or if not represented by independent counsel, that it or he has had the opportunity and was encouraged to engage independent legal counsel and discuss fully the terms of this Agreement with such independent legal counsel, and that he or it has entered into this Agreement voluntarily and of its or his own free will and without any duress.

6.     Confidentiality.  The parties agree to maintain the confidentiality of terms and contents of this Agreement to the extent permitted by law.

7.     No Admission.  This Agreement represents a compromise of disputed or potentially disputed claims.  Except as expressly provided in this Agreement, each party hereto denies any liability to any other party and intends this Agreement merely to avoid litigation or dispute and buy peace.  Nothing contained herein shall constitute any admission as to liability of any kind.

8.     Arbitration. In the event of a dispute regarding their performance of any right or obligation under this Agreement, the parties agree that such dispute shall be submitted to the American Arbitration Association (”AAA”) for binding arbitration and which shall conclusively determine the rights and obligation of the parties, The arbitration shall take place in New York, New York and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.  The prevailing party shall be awarded all of its reasonable expenses, costs and attorneys’ fee in connection with the arbitration.  Notwithstanding the foregoing, any party to this Agreement may apply to any court of competent jurisdiction for any equitable or injunctive relief to enforce any right or obligation under this Agreement.

9.     Entire Agreement. This Agreement constitutes the complete understanding between the parties hereto with respect to the subject matter hereof, and no alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each party.  This Agreement supersedes and terminates any and all prior agreements or understandings between the parties regarding the subject matter hereof.

10.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

11.  Construction and Severability. In the event any provision in this Agreement shall, for any reason, be held to be invalid or unenforceable, this Agreement shall be construed as though it did not contain such invalid or unenforceable provision, and the rights and obligations of the parties hereto shall continue in full force and effect and shall be construed and enforced in accordance with the remaining provisions hereof.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

COMPANY:

GOLOGIQ, INC.

By:
Name:
Title:

GAMMAREY INC.

By:
Name:
Title:

SHAREHOLDERS:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

SHARES